CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

ANTRIABIO, INC.

AntriaBio, Inc. (the “Company”), a Company duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST:  This amendment to the Company’s Certificate of Incorporation set forth below was declared advisable and duly adopted by the board of directors and stockholders of the Company by written consent in lieu of a meeting of such board of directors and stockholders in accordance with the provisions of Sections 141 and 228 of the DGCL.

SECOND:  Article V of the Company’s Certificate of Incorporation is hereby amended by adding the following:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Company, every six (6) shares of the Company’s issued and outstanding Common Stock, par value $0.001 per share, shall, automatically and without any further action on the part of the Company or the holder thereof, be reclassified and changed into one (1) share of the Company’s Common Stock, par value $0.001 per share (the “Stock Split”).

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH:  The foregoing amendment shall be effective on April 30, 2014.

FIFTH:  Except as herein amended, the Company’s Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer on this 30th day of April, 2014.

ANTRIABIO, INC.

By:	/s/Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer